Exhibit 99.1

FOR IMMEDIATE RELEASE

Home Properties, Inc. Announces Pricing of Common Stock Offering

ROCHESTER, N.Y., July 9, 2013 – Home Properties, Inc. (NYSE: HME) today announced the pricing of a public offering of 3,850,000 shares of its common stock at a price of $63.00 per share, for net proceeds of approximately $232.7 million after underwriting discounts and commissions and estimated offering expenses (or approximately $267.6 million if the underwriters' option to purchase additional shares is exercised in full).  Home Properties has granted the underwriters a 30-day option to purchase up to an additional 577,500 shares of common stock.  The offering is expected to close on or about July 12, 2013, subject to customary closing conditions.  All of the shares of common stock were offered by the Company and will be issued under a currently effective shelf registration statement filed with the Securities and Exchange Commission.

The Company expects to use the net proceeds from the offering to fund acquisitions, new development and redevelopment of apartment communities and general corporate purposes, which may include paying down outstanding debt, capital expenditures and other working capital requirements.

BofA Merrill Lynch acted as sole book-running manager for the offering.

Piper Jaffray, RBC Capital Markets and Wells Fargo Securities acted as co-lead managers. J.P. Morgan and Capital One Securities acted as co-managers.

A preliminary prospectus supplement related to the public offering has been filed with the Securities and Exchange Commission and a final prospectus supplement will be made available.  Copies of the preliminary prospectus supplement and final prospectus supplement, when available, may be obtained from BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department or by email to dg.prospectus_requests@baml.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of any state or other jurisdiction.  The offering may be made only by means of a prospectus and related prospectus supplement.

Home Properties is a publicly traded apartment real estate investment trust that owns, operates, develops, acquires and rehabilitates apartment communities primarily in selected Northeast and Mid-Atlantic markets.  An S & P 400 Company, Home Properties owns and operates 118 communities containing 41,966 apartment units.  For more information, visit Home Properties’ website at www.homeproperties.com.

Forward-Looking Statements

This release contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Factors that may cause actual results to differ include general economic and local real estate conditions, weather and other conditions that might affect operating expenses, the timely completion of repositioning and new development activities within anticipated budgets, the actual pace of future acquisitions and dispositions, and continued access to capital to fund growth.

For further information:

David P. Gardner, Executive Vice President and Chief Financial Officer, (585) 246-4113
Charis W. Warshof, Vice President, Investor Relations, (585) 295-4237

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850 Clinton Square/Rochester, New York  14604/(585) 546-4900/FAX (585) 546-5433
www.homeproperties.com